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                                                                  Exhibit 99.G-1


                                 FORM OF NOTICE

     SECURITIES AND EXCHANGE COMMISSION (the "Commission") (Release No. 35-_____) Filings under the Public Utility Holding Company Act of 1935, as amended (the "Act"), _______, 2002

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by _______, 2002 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After _______, 2002, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                                     * * *

PNM RESOURCES, INC.

     PNM Resources, Inc. ("PNM Resources") is a public-utility holding company claiming exemption from all provisions of the Act except Section 9(a)(2) under Section 3(a)(1) pursuant to Rule 2 of the Act. PNM Resources owns all of the issued and outstanding voting securities of its operating subsidiary, Public Service Company of New Mexico ("PNM"). PNM Resources does not own directly any utility properties or perform any utility operations.

PUBLIC SERVICE COMPANY OF NEW MEXICO

     PNM is a public-utility company within the meaning of Section 2(a)(5) of the Act. PNM is an integrated public-utility primarily engaged in the generation, transmission, distribution and sale of electricity and in the transmission, distribution and sale of natural gas within the State of New Mexico.

     PNM is party to a leveraged lease transaction under which it leases a 60% undivided interest in certain electric transmission facilities. An institutional equity investor is the sole beneficiary of the grantor trust which holds legal title to the 60% interest and, as such, leases such interest to PNM. Both the grantor trust and the trust company that serves as trustee of the grantor trust are excluded from status as a public-utility company under Sections 2(a)(3) and

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2(a)(5) of the Act by virtue of having complied with Rule 7(d) promulgated under the Act (17 C.F.R. Section 250.7(d) (2001)).

     The institutional investor in question (the "Investor") maintains its investment in the leased assets through a wholly-owned, single-purpose Delaware corporation (the "OP Company"). The OP Company has claimed and maintains the exclusion under Rule 7(d) promulgated under the Act because all of the equity interest in the OP Company is owned by a company that is otherwise primarily engaged in one or more businesses other than the business of a public-utility company (17 C.F.R. Section 250.7(d)(1)(ii) (2001)).

     The Investor has determined to dispose of its investment in the leased assets and the Applicants have agreed to acquire such investment. PNM Resources and PNM are seeking authority to purchase 100% of the issued and outstanding stock of the OP Company. Upon the acquisition by the Applicants of the OP Company, the OP Company would no longer meet the requirements of Rule 7(d)(1)(ii) promulgated under the Act and would, therefore, have become a public-utility company under the Act. Accordingly, the Applicants are seeking authority under Section 9(a)(2) of the Act in order to acquire the equity interest in the OP Company.



















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